UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

March 5, 2007 (February 28, 2007)
Date of Report (Date of earliest event reported)

Arch Capital Group Ltd.
(Exact name of registrant as specified in its charter)

Bermuda	0-26456	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Wessex House, 45 Reid Street, Hamilton HM 12, Bermuda
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:
(441) 278-9250

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation of Executive Officers

At meetings held on February 27 and 28, 2007, the Compensation Committee of the Board of Directors (the “Board”) of Arch Capital Group Ltd. (“ACGL”) and the Board authorized the payment of the following annual incentive cash bonuses for 2006 performance to the executive officers of the Company who are expected to be the named executive officers (as defined in Regulation S-K item 402(a)(3)) in ACGL’s proxy statement for its 2007 annual general meeting of shareholders:  (1) Constantine Iordanou, President and Chief Executive Officer of ACGL:  $3,500,000; (2) John D. Vollaro, Executive Vice President, Chief Financial Officer and Treasurer of ACGL:  $1,000,000; (3) Ralph E. Jones III, Chairman and Chief Executive Officer of Arch Worldwide Insurance Group:  $900,000;  (4) Marc Grandisson, Chairman and Chief Executive Officer of Arch Worldwide Reinsurance Group:  $900,000; and (5) W. Preston Hutchings, President of Arch Investment Management Ltd. and Senior Vice President and Chief Investment Officer of ACGL:  $800,000.  All of the above awards were made under the subjective target bonus approach included in ACGL’s Incentive Compensation Plan (the “Plan”).  In addition, Mr. Grandisson, who previously participated in the formula approach included in the Plan until the 2005 underwriting year, will receive a payment of $484,623 based on the calculated results for prior underwriting years under such formula approach.  The base salaries for all of the above executive officers were not increased from year-end 2006 levels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned.

ARCH CAPITAL GROUP LTD.

Date: March 5, 2007	By	/s/ Constantine Iordanou
		Name:	Constantine Iordanou
		Title:	President and Chief Executive Officer